Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Closes Private Offering of Senior Unsecured Notes

BALTIMORE (October  12, 2012) — Sinclair Broadcast Group, Inc. (“Sinclair”) (Nasdaq: SBGI) announced that its wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), has closed its previously announced private offering of $500 million aggregate principal amount of senior unsecured notes due 2022 (the “Notes”).  The Notes were priced at 100% of their principal amount and will bear interest at a rate of 6.125% per annum payable semi-annually on April 1 and October 1, commencing on April 1, 2013.

STG intends to use the net proceeds from the offering to fund the acquisition of Newport Television and other pending acquisitions, to pay down outstanding indebtedness under its revolving credit facility, and for general corporate purposes, which may include a distribution to Sinclair to be paid to Sinclair’s shareholders in the form of a special dividend.  The issuance of the Notes is not contingent upon the consummation of the acquisitions. In the event that the acquisitions are not completed, then we expect to use the net proceeds from this offering to reduce outstanding indebtedness and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Accordingly, the Notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television group reaches approximately 26% of U.S. television households and includes FOX, ABC, CBS, NBC, MNT, CW and an Azetca affiliate.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future operating results.  When used, the words “outlook,” “intends to,” believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements and information.  Such forward-looking information is subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those set forth in the forward-looking information as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, STG’s ability to consummate the offering of the Notes, obtain the necessary approvals to close on the pending acquisitions, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as its comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurance that the assumptions and other factors referred to will occur.  The Company undertakes no obligation to update such forward-looking information in the future except as required by law.

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